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                                                                       EXHIBIT 8


                      [LETTERHEAD OF JACKSON & KELLY PLLC]








                                 March 13, 2000



Centra Bank, Inc.
990 Elmer Prince Drive
P. O. Box 656
Morgantown, West Virginia   26507-0656

                   Re: Certain Federal Income Tax Consequences of Merger of CFH Interim Bank, Inc., a wholly-owned Subsidiary of Centra Financial Holdings, Inc., with and into Centra Bank, Inc.

Ladies and Gentlemen:

                   We have acted as special counsel to Centra Bank, Inc. ("Centra"), in connection with the proposed merger (the "Merger") of CFH Interim Bank, Inc. ("Merger Sub"), a wholly-owned subsidiary of Centra Financial Holdings, Inc. ("CFH") into Centra. The Merger will be effected pursuant to the Agreement and Plan of Merger by and among Centra, CFH and Merger Sub, dated as of October 26, 1999 (the "Agreement").

                   In our capacity as counsel to Centra, our opinion has been requested with respect to certain federal income tax consequences associated with the proposed Merger. In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and judicial authorities. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and, unless otherwise specified, all section references herein are to the Code.

                   In our capacity as counsel to Centra in the Merger, and for purposes of rendering the opinions expressed herein, we have examined and relied upon such documents as we have deemed appropriate, including:

                   (1)     the Agreement and exhibits thereto;

                   (2)     the Registration Statement and Proxy
                           Statement/Prospectus being filed with the Securities and Exchange Commission regarding the Merger; and

                   (3) such additional documents as we have considered relevant.

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Centra Bank, Inc.
March 13, 2000
Page 2



                   We have also obtained written certification letters (the "Certification Letters") from CFH, Merger Sub and Centra to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

                   In connection with our review of the Agreement, the written certificates described above, and the other documents described herein, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct and complete copies of all such documents, (ii) none of the documents has been amended or modified; (iii) all such documents are in full force and effect in accordance with the terms thereof; (iv) there are no other documents which affect the opinions hereinafter set forth; and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. We have further assumed that any representations or statements made "to the best knowledge of" or similarly qualified, are true and correct without such qualification. With your permission, we have also assumed certain other factual matters set forth more fully below.

                   We have not made an independent investigation of the Registration Statement. Consequently, we have relied upon your representation that the information presented in the Registration Statement or otherwise furnished to us accurately and completely describes all material relevant facts.

                   You have advised us that the proposed Merger: (i) will permit greater flexibility to Centra in meeting financial needs of its customers; (ii) will provide a vehicle for growth and potential geographic diversification; and
(iii) may provide additional funding sources for Centra, as well as better access to capital markets. To achieve these goals, the following will occur pursuant to the Agreement:

                   (1) Merger Sub will merge with and into Centra pursuant to the terms of the Agreement and the laws of the State of West Virginia. Merger Sub's separate corporate existence will cease to exist, and Centra will be the surviving corporation. Thereafter, Centra will be a wholly-owned subsidiary of CFH, and will continue to operate the businesses of Centra conducted prior to the Merger;

                   (2) The only class of Centra Stock outstanding is Common Stock, par value of $1.00 per share ("Centra Common Stock"). Each share of Centra Common Stock (excluding shares held by Centra stockholders who perfect their dissenters' rights of appraisal) issued and outstanding immediately prior to the Effective Time of the Merger, as defined in the Agreement, (the "Effective


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Centra Bank, Inc.
March 13, 2000
Page 3



Time") shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and exchanged for the right to receive shares of CFH Common Stock (as defined in the Agreement) in accordance with the Agreement;

                   (3) At the Effective Time the holders of certificates representing Centra Common Stock, including holders of Dissenting Shares, shall cease to have any rights as stockholders of Centra; and

                   (4) Fractional shares of CFH Common Stock will be issued as a result of the proposed Merger.

                   With your consent, and the consent of CFH and Merger Sub, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time and that you, CFH, and Merger Sub will reaffirm these representations at the Effective Time. Jackson & Kelly PLLC has not independently verified the completeness and accuracy of any of the following representations. Jackson & Kelly PLLC is relying on these representations in rendering the opinions contained herein:

                   (1) The Merger will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified, and neither Centra nor CFH has any plan or intention to waive or modify any material conditions of the Agreement.

                   (2) The ratio for the exchange of shares of CFH Common Stock in exchange for shares of Centra Common Stock was negotiated through arm's length bargaining. The fair market value of CFH Common Stock (including any fractional share interest) received by the stockholders of Centra will be, in each instance, approximately equal to the fair market value of the Centra Common Stock surrendered in exchange therefor;

                   (3) Following the Merger, Centra will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets (including assets disposed of by Centra prior to or subsequent to the merger and in contemplation thereof) (including without limitation any asset disposed of by Centra, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Date and beginning with the commencement of negotiations; whether formal or informal, with CFH regarding the Merger) and at least 90% of the fair market value of Merger Sub's net assets and at least 70% of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Centra or Merger Sub to dissenters, amounts paid by Centra or Merger Sub to stockholders who receive cash or other property, amounts used by Centra or Merger Sub to pay reorganization expenses or other expenses incurred in connection with the Merger, amounts, if any, used by Centra to make payments to employees, for severance and termination of employment contracts, and all redemptions and distributions (except for regular, normal dividends) made by Centra will be included as assets of Centra or Merger Sub, respectively, immediately prior to the Merger;

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Centra Bank, Inc.
March 13, 2000
Page 4



                   (4) Prior to the Merger, CFH will be in control of Merger Sub within the meaning of Section 368(c) of the Code which means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation;

                   (5) Centra has no plan or intention to issue additional shares of its stock that would result in CFH losing control of Centra within the meaning of Section 368(c) of the Code;

                   (6) During the five year period beginning on the Effective Date, neither CFH nor any "CFH Related Person" (as defined below) has (i) any plan or intention to purchase, redeem or otherwise acquire any of the CFH Common Stock that will be issued pursuant to the Merger or (ii) participated in or will participate in any purchase, redemption or other acquisition of Centra Common Stock in contemplation or as part of the Merger. For purposes of this paragraph, any arrangement that would result in a reduction of the risk of loss with respect to the holding of any interest in the shares of CFH Common Stock or Centra Common Stock as the case may be shall constitute an acquisition of such shares.

                   "CFH Related Person" is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which CFH owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, (iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock of CFH, or (iv) any other person related to CFH within the meaning of Treasury Regulation Section 1.368-1(e)(3). A person will be related to CFH for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired stock that such partnership acquired in accordance with the partner's interest in the partnership;

                   (7) During the five-year period ending on the Effective Date, neither Centra nor any "Centra Related Person" (as defined below) has (i) purchased, redeemed or otherwise acquired any Centra Common Stock in contemplation or as part of the Merger or (ii) will acquire any Centra Common Stock prior to the Merger. During the five-year period ending on the Effective Date, neither Centra nor any Centra Related Person has made any extraordinary distribution with respect to Centra stock. For purposes of this paragraph, any arrangement that would result in a reduction of the risk of loss with respect to the holding of any interest in the shares of Centra Common Stock shall constitute an acquisition of such shares.

                   A "Centra Related Person" is (i) a corporation as to which Centra owns actually or constructively fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (ii) a corporation which owns actually or constructively fifty percent or more



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Centra Bank, Inc.
March 13, 2000
Page 5




of the total voting power or total value of all shares of all classes of stock of Centra. A person will be deemed related to Centra for this purpose if such relationship exists either immediately before or immediately after such acquisition, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership;

                   (8) CFH has no plan or intention to liquidate Centra; to merge Centra with or into another corporation other than Merger Sub; to sell or otherwise dispose of the stock of Centra except for transfers of stock to corporations controlled by CFH; or to cause Centra to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Centra;

                   (9) Merger Sub will have no liabilities assumed by Centra, and it will not transfer to Centra any assets subject to liabilities, in the Merger;

                   (10) At the time of the Merger, the only class of issued and outstanding stock of Centra will be the Centra Common Stock;

                   (11) In the Merger, shares of Centra stock representing control of Centra, as defined in Section 368(c) of the Code, will be exchanged solely for CFH Common Stock. For purposes of this representation, shares of Centra stock exchanged for cash or other property originating with CFH will be treated as outstanding Centra stock on the date of the Merger;

                   (12) The Centra Common Stock to be surrendered by each stockholder of Centra will not be subject to any liability, and neither Centra nor CFH will assume any liability with respect to the surrendered Centra Common Stock;

                   (13) At the time of the Merger, Centra will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Centra that, if exercised or converted, would affect CFH's acquisition or retention of control of Centra, as defined in Section 368(c) of the Code;

                   (14) Neither CFH nor any CFH Related Person owns, directly or indirectly, nor has it or any CFH Related Person owned during the past five years, directly or indirectly, any shares of the stock of Centra;

                   (15) Following the Merger, Centra will either continue its historic business or use a significant portion of its historic business assets in a business;

                   (16) CFH, Merger Sub, Centra and the stockholders of Centra will pay their respective expenses, if any, incurred in connection with the Merger;
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Centra Bank, Inc.
March 13, 2000
Page 6



                   (17) There is no intercorporate indebtedness existing between CFH and Centra or between Merger Sub and Centra that was issued, acquired, or will be settled at a discount;

                   (18) CFH will not issue cash in lieu of fractional share interests;

                   (19) None of the compensation received, or to be received, by any stockholder-employees of Centra will be separate consideration for, or allocable to, any of their shares of Centra Common Stock; none of the shares of CFH Common Stock or cash received, or to be received, by any stockholder-employees of Centra pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Centra will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

                   (20) The only consideration to be received, directly or indirectly, by holders of Centra Common Stock in the Merger is CFH Common Stock. CFH has not agreed to assume, nor will it, directly or indirectly, assume any expense or liability, whether contingent or fixed, of any holder of Centra Common Stock. CFH has no plan or intention to contribute any additional capital to Centra, to purchase additional Stock of Centra or to make any loans to Centra following the Merger for the purpose of directly or indirectly paying any additional consideration to any holders of Centra Common Stock. None of the Centra Common Stock exchanged for CFH Common Stock in the Merger will be subject to any liabilities. No part of the consideration exchanged for Centra Common Stock will be received by a shareholder as a creditor, employee, or in any capacity other than that of a stockholder of Centra;

                   (21) The Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of CFH, Merger Sub and Centra with respect to the Merger contemplated thereby, and the Merger will be effected in accordance with the Agreement;

                   (22) The Merger is being undertaken for one or more valid business purposes, including those described herein;

                   (23) Merger Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets or business operations; and

                   (24) Either (a) no shares of Centra Common Stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of Section 83(c) of the Code or (b) any shares of CFH Common Stock received in exchange for shares of Centra Common Stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of
Section 83(c) of the
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Centra Bank, Inc.
March 13, 2000
Page 7




Code will be subject to substantially the same risk of forfeiture after the Merger.

                   In addition to the mutual representations you, CFH and Merger Sub have made to us, with your consent, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time and that you will reaffirm these representations at the Effective Time. Jackson & Kelly PLLC has not independently verified the completeness and accuracy of any of the following representations. Jackson & Kelly PLLC is relying on these representations in rending the opinions contained herein:

                   (1) For Centra, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (ii) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

                   (2) Centra is not under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

                   (3) At the Effective Time, the fair market value of the assets of Centra will exceed the liabilities plus the amount of liabilities, if any, to which the assets are subject.

                   (4) At all times during the five-year period ending on the Effective Date, the fair market value of all of Centra's United States real property interests was and will have been less than 50 percent of the total fair market value of, (a) its United States real property interests, (b) its interests in real property located outside the United States and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States


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Centra Bank, Inc.
March 13, 2000
Page 8




or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Centra is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Centra is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by Centra, in the case of a first-tier subsidiary of Centra, or by a controlled corporation, in the case of a lower-tier subsidiary.

                   (5) Centra will not take any position on any Federal, state or local income tax return or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or with the representations made herein.

                   (6) No outstanding Centra Common Stock acquired in connection with the performance of services was or will have been acquired within six months before the Effective Date by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted under a plan that satisfies the requirements under S.E.C. Rule 16b-3 or (b) granted more than six months before the Effective Date.

                   (7) Centra has not filed, and does not hold any asset subject to, a consent pursuant to Section 341(f) of the Code and regulations thereunder.

                   (8) Centra is not a party to, and does not hold any asset subject to, a "safe harbor lease" under former Section 168(f)(8) of the Code and regulations thereunder.

                   (9) There is no plan or intention by the stockholders of Centra who own 1% or more of the Centra Common Stock, and to the best of the knowledge of management of Centra, there is no plan or intention by the remaining stockholders of Centra to sell, exchange or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to CFH or any CFH Related Person, directly or indirectly, of a number of CFH shares received in the Merger that would reduce the stockholders' ownership of CFH Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Centra Common Stock as of the same date. For purposes of this representation, Centra Common Stock exchanged for cash or other property will be treated as outstanding Centra Common Stock at the date of the Merger. Moreover, Centra Common Stock and CFH Common Stock held by the stockholders of Centra and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered in making this representation.
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Centra Bank, Inc.
March 13, 2000
Page 9



                   (10) During the five-year period prior to the Effective Time, Centra did not declare any dividends with respect to its outstanding stock other than regular, normal dividends consistent in amount and effect with prior dividend distributions.

                   Also, in addition to the mutual representations you, CFH and Merger Sub have made to us, and the specific representations that you have made to us, with the consent of CFH and Merger Sub, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time and that CFH and Merger Sub will reaffirm these representations at the Effective Time. Jackson & Kelly PLLC has not independently verified the completeness and accuracy of any of the following representations. Jackson & Kelly PLLC is relying on these representations in rending the opinions contained herein:

                   (1) For each of CFH and Merger Sub, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (ii) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

                   (2) Neither CFH nor Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

                   (3) At the Effective Time, the fair market value of the assets of CFH will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject. At the Effective Time, the fair market value of the assets of Merger Sub will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

                   (4) Currently, CFH has no ongoing stock repurchase program where it acquires its own stock through repurchases in the open market. No such stock repurchase program will be created in connection with the Merger.



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Centra Bank, Inc.
March 13, 2000
Page 10



                   (5) Neither CFH nor Merger Sub will take any position on any Federal, state or local income tax return or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or with the representations made herein.

                   (6) There is no plan or intention by the stockholders of Centra who own 1% or more of the Centra Common Stock, and to the best of the knowledge of management of CFH, there is no plan or intention by the remaining stockholders of Centra to sell, exchange or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to CFH or any CFH Related Person, directly or indirectly, of a number of CFH shares received in the Merger that would reduce the stockholders' ownership of CFH Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Centra Common Stock as of the same date. For purposes of this representation, Centra Common Stock exchanged for cash or other property will be treated as outstanding Centra Common Stock at the date of the Merger. Moreover, Centra Common Stock and CFH Common Stock held by the stockholders of Centra and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered in making this representation.

                   (7) The share purchase rights attached to CFH Common Stock will not be traded apart from CFH Common Stock before the occurrence of certain triggering events. Before the occurrence of the events to be specified, the share purchase rights may be redeemed by CFH. At the time CFH Common Stock is issued to Centra stockholders, and at the time of the Merger, the likelihood that the share purchase rights would be exercised will be both remote and uncertain.

                   On the basis of the foregoing in reliance upon the representations and assumptions described herein, and assuming that (a) with respect to any nonresident alien or foreign entity that is a shareholder of Centra, Centra will comply with all applicable statement and notification requirements (if any) of Treasury Regulation Section 1.897-2(g) & (h) and the Merger will be consummated in accordance with the Plan of Merger, therefore, we are of the opinion that for federal income tax purposes:

                   (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. CFH, Merger Sub and Centra will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                   (2) No gain or loss will be recognized by Centra, CFH, or Merger Sub as a result of the Merger;

                   (3) The holders of Centra Common Stock will recognize no gain or loss upon the exchange of their shares of Centra Common Stock solely for shares of CFH Common Stock. Code Section 354(a)(1);

                   (4) The tax basis of the CFH Common Stock received by the holders of Centra Common Stock in the Merger will, in each case, be the same as the basis of the Centra Common Stock surrendered in exchange therefor. Code
Section 358(a)(l);
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Centra Bank, Inc.
March 13, 2000
Page 11



                   (5) The holding period of the CFH Common Stock received by the holders of Centra Common Stock in the Merger will, in each case, include the period during which the Centra Common Stock surrendered in exchange therefor was held by the exchanging stockholders, provided that the Centra Common Stock was held as a capital asset in the hands of the exchanging stockholders on the date of the Merger. Code Section 1223(1);

                   (6) The payment of cash to Centra stockholders in exchange for Centra Common Stock pursuant to the exercise of dissenter's rights will be treated as having been received as a distribution in redemption of such stockholder's Centra Common Stock, subject to the provisions and limitations of
Section 302 of the Code. Where as a result of such distribution a stockholder owns no Centra Common Stock either directly or through the application of
Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her Centra Common Stock, as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such stockholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Centra Common Stock surrendered, as determined under Section 1011 of the Code. If a Centra stockholder has held his or her stock for more than one year, the gain should be treated as long-term capital gain, provided that the shares were held as a capital asset on the date of the exchange; and

                   (7) Provided that, at the time of the Merger, the share purchase rights remain contingent, non-exercisable, and subject to redemption if issued, the receipt of these rights by Centra stockholders will not be a distribution or receipt of property, an exchange of stock or property (either taxable or nontaxable), or any other event giving rise to the realization of gross income by Centra, CFH, or Centra stockholders. Rev. Rul. 90-11, 1990-1 C.B. 10.

                   Our opinion represents our best judgement of how a court would decide, if presented with the issues addressed herein and is not binding on the Internal Revenue Service or any court. Our opinion is not the equivalent of a ruling from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

                   Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth in this letter. It is also based on the Code, Treasury Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Were there to be such changes either before or after the Effective Time, or should the relevant facts prove to be other than as we have reviewed, our opinion could be affected. We can give no assurance that after any such change our opinion would not be different. We

Centra Bank, Inc.
March 13, 2000
Page 12


do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including, without limitation, future changes in applicable law.

                   Also, our opinion is based on the assumption, and we have assumed with your permission that the cash paid to Centra stockholders pursuant to the Merger (including, pursuant to a shareholder's statutory dissent) will not exceed twenty percent (20%) of the value of all rights to shares of Centra outstanding as of the Effective Time.

                   In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained (including, by way of example, but not limitation, the representations) and the statements set out herein, which we have assumed and you, CFH and Merger Sub have confirmed to be true on the date hereof and the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate.

                   Our opinions do not address the tax consequences to certain Centra stockholders in light of their particular circumstances, including, by way of example, but not limitation, some or all of the following: Centra stockholders who hold their Centra Common Stock other than as a capital asset, foreign stockholders, stockholders who are not United States citizens, tax exempt organizations, financial institutions, persons subject to the alternative minimum tax, insurance companies, retirement plans, and persons who acquired their Centra Common Stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger to any party, whether federal, state, local or foreign including, by way of example, but not limitation, tax consequences of a required change in accounting method, if any, or the termination of a bad debt reserve, if any.

                   The opinions expressed herein are solely for your benefit and the benefit of your shareholders and are being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon in any manner or for any purpose by any other person nor any copies published, communicated, quoted or otherwise made available in whole or in part to any other person or entity without our express prior written consent. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and shall not be deemed to be a representation or opinion as to any factual matters.

                   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Jackson & Kelly PLLC under the heading "Certain Federal Income

Centra Bank, Inc.
March 13, 2000
Page 13



Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Securities and Exchange Commission thereunder.

                                             Respectfully,

                                             JACKSON & KELLY PLLC



                                             /s/   Louis S. Southworth
                                             -------------------------------
                                             Louis S. Southworth, II, Member

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